YAMAICHI GLOBAL FUND
              COMPUTATION OF AVERAGE ANNUAL COMPOUNDED TOTAL RETURN

                             \ n  /------------------
                              \  /  ERV = P(1 + T)
                               \/

Definitions:  P = initial $1,000 investment
                      T = average annual total return
                    ERV = ending redeemable value of the initial investment

Formula to solve for "T":
                                             ERV
         For one year calculation: T  =  _____________   - 1
                                              P

                                              /------------------
                                        \ n  /     ERV
         For multi-year periods:   T  =  \  /   ___________  - 1
                                          \/        P

To solve for ERV:

     1. Initial  investment on          of $1,000 at maximum  offering  price of
$     , resulting in        shares.

     2. All dividends and distributions are assumed to be reinvested on ex-date,
resulting in additional shares (      ).

     3. Total of shares held after reinvestment is multiplied by ending NAV (12/31/94) resulting in ERV.

         Example:
                           (        +       ) X $      =  $        = ERV


                                            T  = ---------------  - 1


                                            T  =  .93037  -  1

                                            T  =  .0696

                                            T  =  -6.96

                                            T  =  annual total return